Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.
Exhibit 10.5
Execution Version

ROYALTY INTEREST ACQUISITION AGREEMENT
Dated as of February 25, 2021
between
Akebia Therapeutics, Inc.
and
HealthCare Royalty Partners IV, L.P.

EXHIBITS
Exhibit A    –    License Agreement
Exhibit B    –    Form of Assignment
Exhibit C    –    Form of Licensee Instruction
Exhibit D    –    Supply Agreement

SCHEDULES
Schedule 1.01 -    Permitted Liens
Schedule 3.01 -     Subsidiaries
Schedule 3.03    -    Litigation
Schedule 3.08(g) -    Sublicenses
Schedule 3.09(b) -    Agreements
Schedule 3.09(j) -    Supply Agreement Forecast
Schedule 3.10(a) -    Net Sales through end of period immediately preceding Economic Commencement Date
Schedule 3.10(b) -    Milestone payments through end of period immediately preceding Economic Commencement Date
Section 3.14(a) -    Indebtedness
Section 3.14(b) -    Liens
Schedule 3.15(a)(i) -    Territory Product Patents
Schedule 3.15(a)(ii) -    ex-Territory Product Patents
Schedule 3.15(d) -    Third Party Claims
Schedule 3.15(f) -    Governmental Authority Proceedings
Schedule 3.15(g) -    Valid Claim Expiry Dates on a Country by Country Basis
Schedule 3.15(o) -    Disputes Involving World-Wide Product Patents
Schedule 3.15(s) -    Pending Disputes
Schedule 3.15(t) -    Third Party Exploitation Disputes
Schedule 5.03(f) -     Publication Format
Schedule 5.16 -    Enforcement of License Agreement and Supply Agreement
Schedule 8.03 -    Competitor
Schedule 8.12    -    Expenses

This ROYALTY INTEREST ACQUISITION AGREEMENT is made and entered into as of February 25, 2021 by and between Akebia Therapeutics, Inc., a corporation organized under the laws of the State of Delaware, and HealthCare Royalty Partners IV, L.P., a limited partnership organized under the laws of the State of Delaware (the “Agreement”).
RECITALS
WHEREAS, the Seller (this and other capitalized terms used in these Recitals shall have the meanings provided in ARTICLE I below) and Mitsubishi Tanabe Pharma Corporation, a company organized under the laws of Japan, have entered into that certain Collaboration Agreement, dated as of December 11, 2015, with respect to the Product, a true, correct and complete copy of which, together with all amendments, modifications and supplements thereto, is attached hereto as Exhibit A;
WHEREAS, pursuant to the License Agreement, subject to the terms and conditions set forth therein, the Seller has been and remains entitled to receive the Royalty Interest;
WHEREAS, Seller wishes to sell, assign, convey and transfer to Buyer, and Buyer wishes to accept the sale, assignment, conveyance, and transfer from Seller of, the right to receive all payments in respect of the Royalty Interest, upon and subject to the terms and conditions hereinafter set forth; and
NOW, THEREFORE, in consideration of the mutual covenants, agreements representations and warranties set forth herein, the Parties agree as follows:
ARTICLE I

DEFINITIONS
Section 1.01.    Definitions.
The following terms, as used herein, shall have the following meanings:
“Acquisition” means, with respect to the Seller, the acquisition by any Person, in a single transaction or in a series of related transactions, of (a) assets of the Seller which [**] assets of the Seller, (b) at least [**] of the Seller or (c) [**], in each case whether or not involving [**] with such other Person.
“Additional Amounts” shall mean any additional amounts payable to the Buyer pursuant to Section 8.05(e) in respect of Indemnified Taxes.
“Affiliate” shall mean any Person that controls, is controlled by, or is under common control with another Person. For purposes of this definition, “control” shall mean (a) in the case of corporate entities, direct or indirect ownership of at least [**] of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least [**] of the equity interest with the power to direct the management and policies of such non-corporate entities.

90945714_32

“Agreement” has the meaning given in the preamble hereto.
“Annual Cap” has the meaning set forth in Section 2.02(c).
“Annual Excess” has the meaning set forth in Section 2.02(c).
“API” means active pharmaceutical ingredient, which is also commonly referred to as drug substance. For the avoidance of doubt, API shall include any prodrug form.
“Assignment” shall mean the Bill of Sale pursuant to which Seller shall assign, convey and transfer to Buyer, Seller’s rights and interests in and to the Purchased Assets, which Bill of Sale shall be substantially in the form of Exhibit B.
“Bankruptcy Law” means Title 11 of the United States Code entitled “Bankruptcy” and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions (domestic or foreign) from time to time in effect and affecting the rights of creditors generally.
“Bundled Product” means products (including one or more Product) that are either (A) packaged together for sale or shipment as a single unit or sold at a single price or (B) marketed or sold collectively as a single product.
“Business Day” shall mean any day other than a Saturday, a Sunday, any day which is a legal holiday under the laws of the State of New York, or any day on which banking institutions located in the State of New York are required by law or other governmental action to close.
“Buyer” shall mean HealthCare Royalty Partners IV, L.P., a limited partnership organized under the laws of the State of Delaware.
“Buyer Indemnified Party” shall mean each of Buyer and its Affiliates and any of their respective partners, directors, managers, members, officers, employees and agents.
“Cap Amount” means $150,000,000.
“Capital Stock” of any Person shall mean any and all shares, interests, ownership interest units, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.
“Claim” shall mean any claim, demand, action or proceeding (including any investigation by any Governmental Authority).
“Closing” has the meaning set forth in Section 6.01(a).
“Closing Amount” shall mean $45,000,000 [**].

“Closing Date” shall mean the date of this Agreement, which is the date all of the conditions set forth in ARTICLE VI are fulfilled or waived in writing by the applicable Party, as set forth in such ARTICLE VI.
“Collateral” has the meaning set forth in Section 2.01(b).

“Combination Product” means any prescription pharmaceutical product which comprises two (2) or more APIs, at least one (1) of which is the Compound.

“Commercialization” or “Commercialize” means, with respect to a Product or a Combination Product or Bundled Product, any and all activities directed to the marketing, promotion, distribution, offering for sale, and sale of such Product, Combination Product, or Bundled Product in the Territory, and interacting with Regulatory Authorities regarding the foregoing.

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended, or considerations to be undertaken, by the Seller with respect to any objective or activity to be undertaken hereunder, such [**]; provided that, [**].
“Competitive Product” shall mean any [**].
“Competitor” shall have the meaning provide in Schedule 8.03.
“Compound” means vadadustat, formerly known as AKB-6548.
“Confidential Information” means any and all information, whether communicated orally or in any physical form, including without limitation, financial and all other information which Disclosing Party or its authorized Representatives provide to the Receiving Party, together with such portions of analyses, compilations, studies, or other documents, prepared by or for the Receiving Party and its Representatives, which contain or are derived from information provided by Disclosing Party, and shall include the terms of the Transaction Documents. Without limiting the foregoing, information shall be deemed to be provided by Disclosing Party to the extent it is learned or derived by Receiving Party or Receiving Party’s Representatives (a) from any inspection, examination or other review of books, records, contracts, other documentation or operations of Disclosing Party, (b) from communications with authorized Representatives of Disclosing Party or (c) created, developed, gathered, prepared or otherwise derived by Receiving Party while in discussions with Disclosing Party. However, Confidential Information does not include any information which Receiving Party can demonstrate (i) is or becomes part of the public domain through no fault of Receiving Party or its Representatives, (ii) was known by Receiving Party on a non-confidential basis prior to disclosure, or (iii) was independently developed by Persons who were not given access to the Confidential Information disclosed to Receiving Party by Disclosing Party. For the avoidance of doubt, Confidential Information shall include all Evaluation Material (as defined in the Confidentiality Agreement) previously disclosed by Seller to Buyer under the Confidentiality Agreement.

“Confidentiality Agreement” means that certain Letter Agreement by and between HealthCare Royalty Management, LLC and Seller, dated as of [**].
“Contract” shall mean any agreement, contract, obligation, or undertaking.
“Cumulative Threshold Date” has the meaning set forth in Section 2.02(d).

“Development” means all internal and external research, development and regulatory activities regarding a Compound and Product, as the case may be. This includes (a) research, preclinical testing, toxicology, route of synthesis, non-clinical activities, formulation and clinical studies of a Compound and a Product; and (b) preparation, submission, review, and development of data or information for the purpose of submission to a governmental authority to obtain authorization to conduct clinical trials and Regulatory Approval of a Product. “Development” shall include development and regulatory activities for additional forms, formulations, or indications for a Product after Regulatory Approval of such Product, including clinical trials initiated following receipt of Regulatory Approval or any clinical trial to be conducted after a Regulatory Approval which was mandated by the applicable Regulatory Authority as a condition of such Regulatory Approval with respect to an approved indication. “Develop”, “Developing” and “Developed” shall be construed accordingly.

“Disclosing Party” means, with respect to any Confidential Information, the Party disclosing the Confidential Information to the other Party.
“Dispute” shall mean any opposition, interference proceeding, reexamination proceeding, cancellation proceeding, re-issue proceeding, invalidation proceeding, inter parties review proceeding, injunction, claim, lawsuit, proceeding, hearing, investigation, complaint, arbitration, mediation, demand, investigation, decree, or any other dispute, disagreement, or claim.
“Economic Commencement Date” shall mean [**].
[**] shall mean the [**].
[**] shall mean [**].
[**] shall mean [**].
“Event of Default” means the occurrence of one or more of the following:
(a)    any [**];
(b)    Seller fails to perform or observe any covenant or agreement contained in [**];
(c)    Seller fails to perform or observe any covenant or agreement contained in [**];
(d)    Seller shall be [**] and such [**];
(e)    the occurrence of [**]; or

(f)    the occurrence of [**].
“Excluded Taxes” has the meaning set forth in Section 8.05(e).
“ex-Japan Territory Product Patents” shall mean those Patents described in subclause (ii) of the definition of “World-Wide Product Patents.”
“ex-JP Product Patents” shall mean those Patents described in subclause (v) of the definition of “World-Wide Product Patents.”
“ex-Territory Product Patents” shall mean those Patents described in subclause (iv) of the definition of “World-Wide Product Patents.”
“Exchange Act” means the Securities Exchange Act of 1934 and the regulations promulgated thereunder.
“Excluded Liabilities and Obligations” means each liability or obligation of Seller or any of its Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, whether known or unknown, and whether under the License Agreement, the Supply Agreement, any Transaction Document or otherwise.
“Exploit” shall mean, with respect to a product such as the Product, the manufacture, use, sale, offer for sale (including marketing and promotion), importation, distribution or other commercialization; and “Exploitation” shall have the correlative meaning.
“FDA” shall mean the United States Food and Drug Administration or any successor agency thereto.
“First Royalty Interest Installment” shall mean [**].
[**] means [**].

[**] means [**].
“Governmental Authority” shall mean any government, court, regulatory or administrative agency or commission, or other governmental authority, agency or instrumentality, whether foreign, federal, state or local, including any applicable Patent Office or any other government authority in any country. For the avoidance of doubt, Governmental Authorities include Regulatory Authorities.
“Indebtedness” of any Person means any indebtedness for borrowed money, obligation evidenced by a note, bond, debenture or similar instrument, or guarantee of any of the foregoing.
“Indemnified Taxes” has the meaning set forth in Section 8.05(e).
“Indemnity Threshold Amount” means [**].

“Insolvency Event” shall mean the occurrence of any of the following with respect to Seller:
a)    (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (x) relief in respect of the Seller or any material Subsidiary, or of a material part of the property of the Seller or any material Subsidiary, under any Bankruptcy Law now or hereafter in effect, (y) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Seller or any material Subsidiary or for a material part of the property of the Seller or any material Subsidiary or (z) the winding-up or liquidation of the Seller or any Subsidiary, which proceeding or petition shall continue undismissed for [**] or (ii) an order of a court of competent jurisdiction approving or ordering any of the foregoing shall be entered;

b)    the Seller or any material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under any Bankruptcy Law now or hereafter in effect, (ii) apply for the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Seller or any material Subsidiary or for a material part of the property of the Seller or any material Subsidiary, (iii) fail to contest in a timely and appropriate manner any proceeding or the filing of any petition described in clause (a) of this definition, (iv) file an answer admitting the material allegations of a petition filed against it in any proceeding described in clause (i) of this definition, (v) make a general assignment for the benefit of creditors or (vi) wind up or liquidate (except as permitted under this Agreement);

c)    the Seller or any material Subsidiary shall take any action in furtherance of or for the purpose of effecting, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (a) or (b) of this definition; or

d)    the Seller or any material Subsidiary shall become unable, admit in writing its inability, or fail generally, to pay its debts as they become due.
“Japan Territory Product Patents” shall mean those Patents described in subclause (i) of the definition of “World-Wide Product Patents.”
“Knowledge of the Seller” shall mean, with respect to Seller, as applicable, the knowledge of [**] and any successors to such persons with similar responsibilities, regardless of title, [**]; provided, however, [**].
“Law” shall mean, collectively, all U.S. or nonU.S. federal, state, provincial, territorial, municipal or local statute, treaty, rule, regulation, ordinance, code or administrative or judicial precedent or authority, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority (including any Regulatory Authority), or any similar provision having the force or effect of law.
[**] means [**].
[**] means [**].

[**] means [**].
“License Agreement” shall mean that certain Collaboration Agreement, dated as of December 11, 2015, by and between Seller, as licensor, and Licensee, as licensee, with respect to the Product, as may be amended, supplemented, restated or otherwise modified from time to time.
“License Termination” means the date of termination of the License Agreement under Section 14.02, Section 14.03 or Section 14.04 of the License Agreement.
“Licensee” shall mean Mitsubishi Tanabe Pharma Corporation, a company organized under the laws of Japan.
“Licensee Instruction” shall mean the written instruction from Seller to Licensee, substantially in the form set forth in Exhibit C.
“Liens” shall mean any lien, hypothecation, charge, security agreement, security interest, mortgage, pledge or any other encumbrance, right or claim of any Person of any kind whatsoever whether choate or inchoate, filed or unfiled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown.
“Losses” shall mean collectively, any and all claims, damages, losses, judgments, liabilities, costs and expenses, including, without limitation, [**].
[**] shall mean [**].

    “Material Adverse Effect” or “Material Adverse Event,” as the context may dictate, shall mean [**].
“MHLW” means the Ministry of Health, Labor and Welfare, otherwise referred to as “Koro-Sho,” or any successor thereto.

“Milestone Payments” means any amounts due, paid or payable for achievement of the Milestones, including any interest payable pursuant to Section 8.10 of the License Agreement, without any deduction or set-off of any kind, including any deduction or set-off under the License Agreement.
“Milestones” means the milestones captioned as “Sales Milestones” pursuant to Section 8.03 of the License Agreement.
“Net Sales” shall have the meaning provided therefore in the License Agreement.
“New Arrangement” has the meaning set forth in Section 5.02(b).
“Party” shall mean Seller or Buyer as the context indicates and “Parties” shall mean Seller and Buyer.

“Patent Office” shall mean the respective patent office in any jurisdiction, including the United States Patent and Trademark Office, the European Patent Organisation, the Japan Patent Office and any comparable foreign patent office, for any World-Wide Product Patents.
“Patents” shall mean (a) any domestic, national, regional and foreign patents, patent rights, patent applications, provisional applications, patent disclosures and invention disclosures issued or filed in any country or jurisdiction, (b) any patent applications filed from such patents, patent rights, patent applications, provisional applications, patent disclosures and invention disclosures claiming priority to any of these, including divisionals, continuations, continuationsinpart, substitutions, provisionals, converted provisionals, and continued prosecution applications, (c) any patents that have issued or in the future issue from the foregoing described in clauses (a) and (b), including utility models, petty patents and design patents and certificates of invention; and (d) all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, reexaminations, revisions, and term extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications described in clauses (a), (b) and (c), including the inventions claimed in any of the foregoing and any priority rights arising therefrom.

“Permitted Liens” shall mean the Liens described on Schedule 1.01(a) hereto.
“Person” shall mean an individual, corporation, partnership, limited liability company, limited partnership, association, trust or other entity or organization, but not including any Governmental Authority.
“PMDA” means the Pharmaceuticals and Medical Devices Agency in Japan or any successor thereto, which conducts scientific reviews of marketing authorization application for pharmaceuticals and monitoring of their post-marketing safety in Japan.

“Product” shall mean any pharmaceutical product, drug product, preparation, formulation or dosage form that has the Compound as at least one API.
“Purchased Assets” shall mean (a) the Royalty Interest and (b) all proceeds (as defined under the UCC) of any of the foregoing.
“Receiving Party” means, with respect to any Confidential Information disclosed by a Party hereto, the other Party which is receiving such Confidential Information.
“Regulatory Approval” means, with respect to a particular regulatory jurisdiction, all approvals (other than Reimbursement Approvals), product or establishment licenses, registrations or authorizations of any Regulatory Authority necessary for the commercial sale of a Product in such regulatory jurisdiction.

“Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction, including without limitation (a) in the United States, the FDA and any other applicable governmental authority in the United States having jurisdiction of the Product, and (b)

in the Territory, the MHLW, PMDA, and any other applicable Governmental Authority in the Territory having jurisdiction over the Product.

“Reimbursement Approval” means an approval, agreement, determination, or other decision by the applicable Governmental Authority or Regulatory Authority that establishes prices at which the Product will be reimbursed by the Governmental Authorities or Regulatory Authorities in the Territory.

“Representative” means, with respect to any Person, directors, officers, employees, agents, co-investors, advisors, potential investors, underwriters, rating agencies, permitted assignees, transferees or successors-in-interest, sources of financing and trustees of such Person (other than competitors of Buyer and its Affiliates).

“Royalties” means (a) any amounts due, paid or payable in respect of Net Sales occurring on and after the Economic Commencement Date, including pursuant to Section 8.04 of the License Agreement or via a New Arrangement, (b) any interest payable by Licensee pursuant to Section 8.10 of the License Agreement, and (c) any amounts payable to or received by Seller in connection with [**], in each case of clauses (a), (b) and (c), without any deduction or set-off of any kind, other than as set forth in clause (c). Without limiting the foregoing, if the License Agreement is terminated and Seller or its Affiliates Commercialize the Product in the Territory pursuant to Section 5.02(b), any amounts received by or on behalf of Seller or its Affiliates (or its or their sublicensees) for [**], shall be treated as “Net Sales” subject to the same royalty rate set forth in Section 8.04 of the License Agreement, and the product of such net sales times such royalty rate shall be Royalties hereunder.
“Royalty Interest” shall mean (a) the Royalties, (b) the Milestone Payments as of the Economic Commencement Date, (c) any payments made in lieu of the Royalties or the Milestone Payments or in satisfaction of the obligation to pay the Royalties or the Milestone Payments, in each case without duplication of any corresponding Royalty Interest Payments or Milestone Payments, (d) any amounts payable to the Buyer pursuant to Section 5.16 and (e) all amounts payable by Licensee (or other licensee pursuant to a New Arrangement) pursuant to Section 365(n) of the Bankruptcy Law in the event of rejection of the License Agreement (or other licensee agreement pursuant to a New Arrangement). For the avoidance of doubt, the Royalty Interest shall not include the Excluded Liabilities and Obligations.
“Royalty Interest Payment” shall mean the payment of the Royalty Interest.
“Royalty Reports” means, with respect to each calendar quarter, the report (including any certifications in respect thereof) required to be prepared and delivered pursuant to Section 8.05 of the License Agreement.
“Sales Milestone” has the meaning set forth in Section 2.03(b)(i).
“Sales Milestone Conditions” shall mean (a) Buyer has received the applicable Royalty Reports from Seller evidencing that such Sales Milestone has been achieved by Seller; and (b)

Seller shall have complied [**] covenants and obligations hereunder and under the Transaction Documents.
“Sales Milestone Payment” has the meaning set forth in Section 2.03(b)(i).

“SEC” means the U.S. Securities and Exchange Commission.

    “Seller” shall mean Akebia Therapeutics, Inc., a corporation organized under the laws of the State of Delaware.
“Seller Indemnified Party” shall mean each of Seller, its Affiliates and any of their respective partners, directors, managers, officers, employees and agents.
“Set-Off” means any right of set-off, counterclaim, credit, reduction or deduction by contract or otherwise.
“Subsidiary” means, with respect to any Person, at any time, any entity of which more than fifty percent (50%) of the outstanding Voting Stock or other equity interest entitled ordinarily to vote in the election of the directors or other governing body (however designated) is at the time beneficially owned or controlled directly or indirectly by such Person, by one or more such entities or by such Person and one or more such entities. Unless otherwise indicated herein, “Subsidiary” shall refer a “Subsidiary” of the Seller.
“Supply Agreement” means that certain supply agreement, dated July 15, 2020, between the Seller and the Licensee, as may be amended, supplemented, restated or otherwise modified from time to time in a manner not prohibited by this Agreement.

“Termination Date” has the meaning set forth in Section 7.01.

“Territory” shall mean Japan, Taiwan, Indonesia, East Timor, South Korea, Mongolia, the Philippines, Vietnam, Laos, Cambodia, Thailand, Malaysia, Singapore, Burney, Myanmar, Nepal, Sri Lanka, Bangladesh, Bhutan, Maldives, Palau, Tonga and India, and their territories and possessions.

“Territory Product Patents” shall mean those Patents described in subclause (iii) of the definition of “World-Wide Product Patents.”
“Third Party” shall mean any Person other than Seller or Buyer or their respective Affiliates.
“Third Party Patent Rights” shall mean, with respect to any Third Party, any and all issued patents and pending patent applications as of the date of this Agreement, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms

(including regulatory extensions), and all supplementary protection certificates, together with any foreign counterparts thereof anywhere in the world, of such Third Party.
“Transaction Documents” shall mean, collectively, this Agreement, the Assignment and [**].
“UCC” shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
“Use” shall include the use, manufacture, marketing, sale, offer for sale, importation, distribution or commercialization.
“Voting Stock” shall mean Capital Stock issued by a company, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such contingency.
“World-Wide Product Patents” shall mean any (a) Akebia Patents and any Joint Patents, as such terms are defined in the License Agreement, that cover a Compound or a Product or their respective Development, manufacture, use, design, registration, offer for sale, sale or importation and (b) Patents in any jurisdiction worldwide outside the Territory that are related by priority to or otherwise belong to the same patent family as any Akebia Patent or any Joint Patent. World-Wide Product Patents include: (i) any Patents within the World-Wide Product Patents in Japan (herein, “Japan Territory Product Patents”); (ii) any Patents within the World-Wide Product Patents in any jurisdiction in the Territory, outside Japan (herein, “ex-Japan Territory Product Patents”); (iii) any Patents within the World-Wide Product Patents in any jurisdiction in the Territory, whether in or outside Japan (herein, “Territory Product Patents”); (iv) any Patents within the World-Wide Product Patents in any jurisdiction outside the Territory (herein, “ex-Territory Product Patents”); and (v) any Patents within the World-Wide Product Patents in any jurisdiction worldwide, outside Japan (herein, “ex-JP Product Patents”).

ARTICLE II

ASSIGNMENT OF THE LICENSE AGREEMENT
Section 2.01.    Assignment.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall assign, transfer and convey to Buyer, free and clear of all Liens (other than any Liens in favor of Buyer) and subject to the conditions set forth in ARTICLE VI and the other provisions of this Agreement, the Purchased Assets, and Buyer shall accept such assignment, transfer and conveyance from Seller. Such assignment, transfer and conveyance shall be evidenced by the execution and delivery of the Assignment by the Seller in accordance with Section 6.02.

(b)    It is the intention of the Parties hereto that the assignment, transfer and conveyance contemplated by this Agreement be, and is, a true, complete, absolute and irrevocable assignment, transfer and conveyance by the Seller to the Buyer of all of the Seller’s right, title and interest in and to the Purchased Assets, free and clear of all Liens (other than any Liens in favor of Buyer). Neither the Seller nor the Buyer intends the transactions contemplated by this Agreement to be, for any purpose (other than financial accounting purposes), characterized as a loan from the Buyer to the Seller or a pledge, a security interest, a financing transaction or a borrowing. Each of the Seller and the Buyer hereby waives, to the maximum extent permitted by applicable Law, subject to Section 2.02, any right to contest or otherwise assert that this Agreement does not constitute a true, complete, absolute and irrevocable assignment, transfer and conveyance by the Seller to the Buyer of all of the Seller’s right, title and interest in and to the Purchased Assets under applicable Law, which waiver shall, to the maximum extent permitted by applicable Law, be enforceable against the Seller in any bankruptcy or insolvency proceeding relating to the Seller. Not in derogation of the foregoing statement of the intent of the Parties hereto in this regard and for the purposes of providing additional assurance to the Buyer (i) the Seller does hereby grant to the Buyer as security for the payment of amounts to the Buyer equal to the Royalty Interests as they becomes due and payable, a security interest in and to (w) all right, title and interest of the Seller, in, to and under the Royalty Interests; (x) all right, title and interest of the Seller, in, to and under the [**]; (y) all right, title and interest of the Seller, in, to and under [**]; and (z) any “proceeds” (as such term is defined in the UCC) of the items set forth in clauses (w), (x) and (y) hereof (collectively, the “Collateral”), and the Seller does hereby authorize the Buyer, from and after the Closing, to file such financing statements (and continuation statements with respect to such financing statements when applicable) in such manner and such jurisdictions as are necessary or appropriate to perfect such security interest and (ii) upon the occurrence of the Termination Date, Buyer shall [**] release its Liens in the Collateral (and execute and deliver any termination or release documents [**] by the Seller in connection therewith) and all rights, title and interests, in, to and under the Collateral shall revert to Seller. Notwithstanding the foregoing, the Collateral does not include rights held under a license or other agreement that are not assignable by their terms without the consent of the licensor or counterparty thereof (but only to the extent such restriction on assignment is effective under Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity).
Section 2.02.    Royalty Interest Payments.
(a)    Effective as of the execution and delivery of the Assignment at the Closing and subject to the terms of Section 2.04, Seller and Buyer agree that Buyer shall have all right, title, interest in and to the Purchased Assets, and is entitled to receive all Royalty Interest Payments payable to Seller under the License Agreement.

(b)    Pursuant to Section 5.18(b), Seller shall instruct Licensee in the Licensee Instruction, and thereafter Seller shall act to cause Licensee to pay amounts in accordance with such Licensee Instruction.
(c)    In connection with the purchase of the Purchased Assets, and subject to the terms and conditions of this Agreement and [**], Buyer shall be entitled to receive 100% of the Royalty Interest Payments. If in any calendar year during the term of this Agreement, Buyer shall receive Royalty Interest Payments equal to $13,000,000 (the “Annual Cap”) from [**] or otherwise, after such date, [**] shall deliver the amount of Royalty Interest Payments received during the remainder of the calendar year in excess of the Annual Cap (the “Annual Excess”) as follows: 15% of the Annual Excess to Buyer and 85% of the Annual Excess to Seller, in each case, pursuant to the terms of [**]. For the avoidance of doubt, for purposes of the Annual Cap, the Buyer shall be treated as receiving the gross amount of Royalty Interest Payments paid to the Buyer under this Agreement, provided that if any Indemnified Taxes are (i) withheld from payments to the Buyer or (ii) payable directly by the Buyer to the relevant Governmental Authority, in each case in respect of such Royalty Interest Payments (or Additional Amounts payable to the Buyer in respect of such Royalty Interest Payments under Section 8.05(e)), then [**]. If after payment of the Annual Cap in any calendar year, Buyer subsequently is required to, and does actually, refund to Seller or Licensee an amount previously included in the calculation of Royalty Interest Payments for such calendar year such that the aggregate amount of all Royalty Interest Payments received by Buyer from [**] or otherwise in respect of such calendar year (calculated after giving effect to such refund) no longer exceeds the Annual Cap for such calendar year, the calculation of “Annual Cap” shall give effect to such refund, and payments under this Section 2.02(c) shall be made accordingly. [**].
(d)    Once the aggregate amount of all Royalty Interest Payments received by the Buyer from [**] or otherwise hereunder subject to the terms and conditions of this Agreement and [**] equal the Cap Amount, after such date (the “Cumulative Threshold Date”), the Purchased Assets shall revert back to the Seller, and Buyer shall have no further right to any Royalty Interest Payments hereunder. For the avoidance of doubt, for purposes of the Cap Amount, the Buyer shall be treated as receiving the gross amount of Royalty Interest Payments paid to the Buyer under this Agreement, [**] then [**]. For the avoidance of doubt, the following amounts are, for the purposes of calculating whether the Cap Amount has been reached, subtracted from the aggregate amount of Royalty Interest Payments received by Buyer and will not count toward the Cap Amount (i) any payments remitted by the Buyer to the Seller pursuant to Section 2.02(c) or any amount received by the Seller from [**] or otherwise; and (ii) any of Buyer’s [**] incurred in enforcing Buyer’s rights under this Agreement, any Transaction Document or the License Agreement, which are not otherwise reimbursed hereunder. If after the Cumulative Threshold Date, Buyer subsequently is required to, and does actually, refund to Seller or Licensee an amount previously included in the calculation of Royalty Interest Payments such that the aggregate amount of all Royalty Interest Payments received by Buyer from [**] or otherwise on or prior to such date (calculated after giving effect to such refund) no longer exceeds the Cap Amount as of such date, then, for all purposes under this Agreement and [**] and notwithstanding any other provisions of this Agreement or [**] to the contrary, the Cumulative Threshold Date shall be re-determined (after giving effect to such refund).
Section 2.03.    Payments to Seller.
(a)    Subject to the terms and conditions set forth herein, at the Closing, Buyer shall pay the Seller the difference of (i) the Closing Amount less (ii) the amount set forth on Schedule 8.12 by wire transfer of immediately available funds as directed by the Seller.
(b)    Sales Milestones.
(i)    Following the Closing, Buyer shall make the following one-time payments (each, a “Sales Milestone Payment”) to Seller following the achievement by Seller of the following sales milestones (each, a “Sales Milestone”) and the occurrence of the Sales Milestone Conditions for each such Sales Milestone and, except as set forth in Section 2.03(b)(iii), without any other Set-Off:
[**].
(ii)    Each Sales Milestone Payment provided in this Section 2.03(b) shall be due and payable within [**] after the date that the Sales Milestone Conditions for such Sales Milestone have been met, by wire transfer of immediately available funds as directed by the Seller.
(iii)    Buyer shall have the right to [**]. In the event that Buyer makes a good faith determination that [**] Buyer shall notify Seller, in [**] detail, of the [**]. In the event that Seller disagrees, either with respect to the basis of the claim or the amount in controversy, then such dispute shall be escalated to the senior leadership of the Parties for resolution in good faith (which senior leadership shall be the Chief Executive Officer of Seller and the Chief Executive Officer of Buyer, within [**] of the date on which such dispute is referred to them. If the senior leadership, notwithstanding their good faith efforts, is unable to resolve such dispute within such [**] period, then [**], including as set forth in Section 8.04 and (b) Seller retains its right to [**].

Section 2.04.    No Assumption.
Notwithstanding any provision in this Agreement or any other Transaction Document or writing to the contrary, subject to Section 2.02, Buyer is accepting the purchase and assignment of only the Purchased Assets and is not assuming any Excluded Liabilities and Obligations. All Excluded Liabilities and Obligations shall be retained by and remain obligations and liabilities solely of Seller or its Affiliates.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Buyer that the following representations are true and complete as of the Closing Date:
Section 3.01.    Organization.
Each of Seller and its Subsidiaries are duly organized and validly existing and in good standing under the laws of its and their respective jurisdictions of formation. Each of Seller and its Subsidiaries have all corporate powers and all licenses, authorizations, consents and approvals required to carry on its and their business as now conducted and as proposed to be conducted in connection with the transactions contemplated by the Transaction Documents and the License Agreement, except where the failure to be so licensed, authorized or qualified has not and would not [**]. The Seller is in good standing in Delaware. Each of Seller and its Subsidiaries is duly qualified to do business and is in good standing in every jurisdiction in which the failure to so qualify or be in good standing would [**]. Seller has no Subsidiaries, other than those listed in Schedule 3.01, with the jurisdiction of formation listed after the name of each such Subsidiary.
Section 3.02.    Authorizations; Enforceability.
(a)    Seller has all necessary corporate power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. None of the execution and delivery by Seller of the Transaction Documents, the performance by Seller of any of the obligations to be performed by it hereunder or thereunder, or the consummation by Seller of any of the transactions contemplated hereby or thereby, will require any notice to, action, approval or consent by, or in respect of, or filing or registration with, any Governmental Authority or other Person, except those that have already been obtained and copies of which have been provided to the Buyer, and filings necessary to perfect Liens created by the Transaction Documents.
(b)    Once signed, the Transaction Documents will have been duly authorized, executed and delivered by Seller and each Transaction Document will then constitute the valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.
Section 3.03.    Litigation.
Schedule 3.03 sets forth each (i) Dispute pending or, [**], threatened against Seller or its Subsidiaries, (ii) inquiry of any Governmental Authority pending or[**] threatened against Seller or its Subsidiaries, or (iii) [**] (x) Dispute pending or threatened against Licensee, or (y) inquiry of any Governmental Authority pending or threatened against Licensee which, in each instance of clauses (i), (ii) and (iii), if adversely determined, whether individually or in the aggregate, could [**].
Section 3.04.    Compliance with Laws.
Seller and its Subsidiaries are not [**] any, applicable Law, judgment, order, writ, decree, permit or license entered by any Governmental Authority and, [**] are not under investigation with respect to any applicable Law, and have not been threatened in writing to be charged with, or been given written notice of any, [**] of any applicable Law relating to the Product or the License Agreement. Except as would not, whether individually or in the aggregate, [**], Seller and its Subsidiaries are not in violation of, and have not violated any, applicable Law, judgment, order, writ, decree, permit or license entered by any Governmental Authority and, [**] are not under investigation with respect to any applicable Law, and have not been threatened in writing to be charged with, or been given written notice of any, violation of any applicable Law.
Section 3.05.    Conflicts.
(a)    Neither the execution and delivery by Seller of any of the Transaction Documents nor the performance or consummation of the transactions contemplated thereby (including, without limitation, the assignment to Buyer of the Royalty Interest) to be performed or consummated by Seller will: (i) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in [**] any provisions of: (A) any Law, or any judgment, order, writ, decree, permit or license of any Governmental Authority, in any case, applicable to the Royalty Interest; or (B) any [**] contract, agreement, commitment or instrument to which Seller is a party; (ii) except for the filing of the UCC-1 financing statements required hereunder (or pursuant to Section 2.01(b)), require any notification to, filing with, or consent of, any Person or Governmental Authority that has not already been obtained, a copy of which has been provided to the Buyer; (iii) give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or any other Person as such right or obligation relates to the Royalty Interest or the Royalty Interest Payments; or (iv) result in the creation or imposition of any Lien on the Royalty Interest or the Royalty Interest Payments (other than Liens in favor of Buyer).

(b)    Seller has not granted, nor agreed to grant to any Person other than Buyer, nor does there exist, any Lien granted by Seller on the Royalty Interest. No Subsidiary has granted, nor agreed to grant to any Person other than Buyer, nor does there exist, any Lien on any such Subsidiary’s rights to receive Royalty Interest Payments.
(c)    None of Seller, any Subsidiary nor any of their respective property is subject to any judgment, order, writ or decree of any Governmental Authority which could [**].
(d)    Neither Seller nor its Subsidiaries are party to any contract, agreement, commitment or instrument for which Seller or any of its Subsidiaries are in [**] which could [**].
Section 3.06.    Ownership.
Other than the rights of Buyer upon the consummation of the transactions contemplated in the Transaction Documents, Seller is the sole holder of, the License Agreement and of all of the Purchased Assets, free and clear of any and all Liens (other than any Liens in favor of Buyer). Seller has full right and power to assign and convey the Purchased Assets as contemplated by this Agreement. Seller has not transferred, sold, conveyed, assigned, or otherwise disposed of, or agreed to transfer, sell, convey, assign, or otherwise dispose of any portion of the License Agreement or the Purchased Assets other than as contemplated by this Agreement. Upon delivery to Buyer of the executed Assignment, no Person other than Buyer shall have any right to receive the Royalty Interest up to the Cap Amount payable under the License Agreement. Upon delivery to Buyer of the executed Assignment, Seller shall have sold, transferred, conveyed and assigned to Buyer, and Seller shall have done everything which is required to be done by the Seller to cause Buyer to acquire all of Seller’s rights, interests and obligations arising on or after the Economic Commencement Date under the License Agreement and the Purchased Assets, free and clear of any Liens (other than any Permitted Liens or Liens in favor of Buyer), but subject to the further provisions of this Agreement. Seller is legally competent to execute this Agreement and the other Transaction Documents and upon such execution by Seller, the obligations of Seller hereunder and thereunder shall constitute the legally binding and enforceable obligations of Seller, subject to bankruptcy, insolvency, reorganization, moratorium, ad hoc representative appointment, conciliation, safeguard proceedings, judicial receivership, or other laws affecting creditors’ rights generally or general equitable principles.
Section 3.07.    Subordination.
Seller has not caused, by any means, the Seller’s Royalty Interest to be subordinated to the rights of any creditor of Licensee or any other Person. In addition, Seller has not caused, and to the Knowledge of the Seller no other Person has caused, the claims and rights of Buyer created by any Transaction Document in and to the Purchased Assets to be subordinated to any creditor of Licensee or any other Person; provided, however, that the Seller makes no representation as to whether Buyer (or any Person acting on behalf of Buyer) has caused any such subordination.

Section 3.08.    License Agreement.
(a)    Exhibit A hereto contains a true and complete copy of the License Agreement (including, without limitation, all amendments, supplements and other modifications thereto) as of the Closing Date. To the Knowledge of the Seller, other than the Royalty Interest for the calendar quarter (or portion thereof) ended immediately preceding the Economic Commencement Date, there are no unpaid Royalty Interests that have become due or are overdue, and none are expected to become overdue as of the Closing Date, in each case subject to the terms of the License Agreement.
(b)    Seller is not in [**] of the License Agreement. To the Knowledge of the Seller, no circumstances or grounds exist that would give rise (i) to a claim by Licensee of a [**] of the License Agreement, or (ii) to a right of rescission, termination, revision, setoff, or any other rights, in, to or under the Purchased Assets (except as set forth in [**]). Seller has no unfulfilled [**] in respect of the License Agreement or the Purchased Assets that were required to be fulfilled on or prior to the Closing Date.
(c)    To the Knowledge of the Seller, Licensee is not in [**] of or in [**] under the License Agreement. To the Knowledge of the Seller, Licensee has no unfulfilled [**] in respect of the License Agreement that were required to be fulfilled.
(d)    Seller has the full right, power and authority to grant all rights and interests granted to Buyer in this Agreement.
(e)    To the Knowledge of the Seller, no circumstance or grounds exist, that would invalidate, reduce or eliminate, in whole or in part, the enforceability or scope of the Purchased Assets, including, without limitation, Seller’s right to payments made in respect of Royalty Interests.
(f)    To the Knowledge of the Seller, no Person is in [**] of the License Agreement and nothing has occurred and no condition exists that would permit any other party thereto to terminate the License Agreement. To the Knowledge of the Seller, the License Agreement is valid and binding on each other party thereto in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, ad hoc representative appointment, conciliation, safeguard proceedings, judicial receivership, or other laws affecting creditors’ rights generally or general equitable principles, and is in full force and effect.
(g)    Except as set forth on Schedule 3.08(g), (i) to the Knowledge of the Seller, Licensee has not entered into any sublicense under the License Agreement, and (ii) Seller has not consented to Licensee entering into any sublicense under the License Agreement. Notwithstanding the forgoing, any [**] are “Net Sales” under the License Agreement, subject to the royalty rate set forth in Section 8.05 of the License Agreement, and included in Royalties hereunder.

(h)    Licensee has not exercised any right of rescission, offset (except as set forth in [**]), counterclaim or defense, with respect to the License Agreement or provided notice to Seller that it planned to do any of the foregoing. To the Knowledge of the Seller, nothing has occurred and no condition exists that would permit Licensee to exercise any right of rescission, offset (except as set forth [**]), counterclaim or defense, with respect to the License Agreement.
(i)    Licensee has not provided Seller with notice of termination of the License Agreement nor any notice that it plans to terminate the License Agreement.
(j)    All payments due and payable by the Seller or the Licensee, under the License Agreement have been timely paid.
(k)    There have been no claims for indemnification made under Article XIII of the License Agreement by any Licensee Indemnities (as defined in the License Agreement) nor any Akebia Indemnities (as defined in the License Agreement).
(l)    Under Section 9 of [**], the aggregate amount of [**].
(m)    The Seller has not:
(i)    forgiven, released, delayed, postponed or compromised any payment in respect of the Royalty Interest except as set forth in [**];
(ii)    waived, amended, cancelled or terminated, exercised or [**] failed to exercise, any [**] constituting or relating to the Purchased Assets;
(iii)    except as set forth in Exhibit A, amended, modified, restated, cancelled, supplemented, terminated or waived any provision of the License Agreement, or granted any consent thereunder, or agreed to do any of the foregoing;
(iv)    exercised any right of rescission, offset (except as set forth in [**]), counterclaim or defense, upon or with respect to the Purchased Assets, or agreed to do or suffer to exist any of the foregoing;
(v)    sold, leased, pledged, licensed, transferred or assigned (or attempted to do any of the foregoing) all or any portion of the Purchased Assets, except in favor of Buyer pursuant to the Transaction Documents;
(vi)    received any advance payments on the Royalty Interest; it being understood for the avoidance of ambiguity that due and owing milestone payments through but excluding the Economic Commencement Date, which are set forth on Schedule 3.10(b), do not constitute advance payments on the Royalty Interests.

(n)    No credit shall be owed to or claimed by Licensee with respect to Royalty Interest Payments pursuant to [**].
Section 3.09.    Supply Agreement.
(a)    Exhibit D hereto contains a true and complete copy of the Supply Agreement (including, without limitation, all amendments, supplements and other modifications thereto) as of the Closing Date.
(b)    Except as set forth on Schedule 3.09(b), the Supply Agreement and the License Agreement constitute the only agreements (i) to which the Seller is a party relating to the Royalty Interests, (ii) which relate to Seller’s entitlement to the Purchased Assets or (iii) which relate to the Development or Commercialization of the Product in the Territory.
(c)    Seller is not [**] of the Supply Agreement. No circumstances or grounds exist that would give rise to a claim by Licensee of a breach of the Supply Agreement. Seller has no unfulfilled obligations in respect of the Supply Agreement that were required to be fulfilled on or prior to the date of this Agreement, the lack of which would be [**] or could give rise to a right of set-off against the Royalty Payments.
(d)    To the Knowledge of the Seller, Licensee is not in [**] of or in [**] under the Supply Agreement. To the Knowledge of the Seller, Licensee has no unfulfilled obligations in respect of the Supply Agreement that were required to be fulfilled.
(e)    [**], no Person is in [**] of the Supply Agreement and nothing has occurred and no condition exists that would permit any other party thereto to terminate the Supply Agreement. [**], the Supply Agreement is valid and binding on each other party thereto in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, ad hoc representative appointment, conciliation, safeguard proceedings, judicial receivership, or other laws affecting creditors’ rights generally or general equitable principles, and is in full force and effect.
(f)    Licensee has not exercised any right of rescission, offset (except as set forth in [**]), counterclaim or defense, with respect to the Supply Agreement or provided notice to Seller that it planned to do any of the foregoing. [**], nothing has occurred and no condition exists that would permit Licensee to exercise any right of rescission, offset (except as set forth in [**]), counterclaim or defense, with respect to the Supply Agreement.
(g)    Licensee has not provided Seller with notice of termination of the Supply Agreement nor any notice that it plans to terminate the Supply Agreement.
(h)    All payments due and payable by the Seller or the Licensee under the Supply Agreement (except as set forth in [**]) have been timely paid.

(i)    There have been no claims for indemnification made under Article X of the License Agreement by Seller or Licensee under the Supply Agreement.
(j)    The supply forecast set forth in Schedule 3.09(j) (the “Supply Agreement Forecast”), is the most recent forecast that was required to be delivered by Licensee to Seller pursuant to the terms of the Supply Agreement and [**].
(k)    Except as set forth in [**], the Seller has not:
(i)    forgiven, released, delayed, postponed or compromised any payment in respect of the Supply Agreement;
(ii)    waived, amended, cancelled or terminated, exercised or [**] failed to exercise, any [**] constituting or relating to the Supply Agreement;
(iii)    amended, modified, restated, cancelled, supplemented, terminated or waived any provision of the Supply Agreement, or granted any consent thereunder, or agreed to do any of the foregoing;
(iv)    exercised any right of rescission, offset, counterclaim or defense, upon or with respect to the Supply Agreement, or agreed to do or suffer to exist any of the foregoing; or
(v)    sold, leased, pledged, licensed, transferred or assigned (or attempted to do any of the foregoing) all or any portion of the Supply Agreement.
Section 3.10.    Net Sales; Milestones.
(a)    Schedule 3.10(a) hereto sets forth a true and complete list of all Net Sales of the Product provided by Licensee pursuant to Section 8.05 of the License Agreement and, [**], payable by Licensee to Seller, through but excluding the Economic Commencement Date. Seller has provided to Buyer a copy of the Royalty Reports delivered to Seller as of the Closing. Buyer is aware that payments may differ in the future and that past payments made are no guarantee for future payments to be made.
(b)    Schedule 3.10(b) hereto sets forth a true and complete list of all milestone payments provided by Licensee pursuant to Section 8.03 of the License Agreement and, [**], payable by Licensee to Seller, through but excluding the Economic Commencement Date.
Section 3.11.    Broker’s Fees.
Neither Seller nor its Affiliates have taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents.

Section 3.12.    Information.
All Seller’s written information heretofore or herein supplied by or on behalf of Seller to the Buyer is accurate and complete [**], and none of such information, when taken together with all other information furnished and information available through the Seller’s SEC filings, contains [**]. To the Knowledge of the Seller, there is no fact or circumstance that [**] that has not been expressly disclosed in this Agreement, in the other Transaction Documents, in any of the Seller’s SEC filings, or in any other documents, certificates and statements furnished to the Buyer for use in connection with the transactions contemplated hereby.
Section 3.13.    Insolvency Event; [**].
No Insolvency Event has occurred regarding the Seller. [**], no event has occurred and no condition exists that [**].
Section 3.14.    Indebtedness and Liens.
(a)    Set forth on Schedule 3.14(a) is a complete and correct list of all Indebtedness of Seller and each of its Subsidiaries outstanding.
(b)    Set forth on Schedule 3.14(b) is a complete and correct list of all Liens granted by the Seller and each of its Subsidiaries with respect to their respective property.
Section 3.15.    Product-Related Patent Rights.
(a)    Schedule 3.15(a)(i) sets forth, under the caption, “Territory Product Patents,” the Territory Product Patents including the following for each Territory Product Patent: (i) the application number; (ii) the patent or registration number, if any; (iii) the country or other jurisdiction where the Territory Product Patent was issued, registered, or filed; (iv) the scheduled expiration date of any issued Territory Product Patent, including a notation if such scheduled expiration date includes a term extension or supplementary protection certificate; and (v) the registered owner thereof. Schedule 3.15(a)(ii) sets forth, under the caption, “ex-Territory Product Patents”, the ex-Territory Product Patents including the following for each ex-Territory Product Patent: (i) the application number; (ii) the patent or registration number, if any; (iii) the country or other jurisdiction where the ex-Territory Product Patent was issued, registered, or filed; and (iv) the registered owner thereof.
(b)    The Territory Product Patents are all of the Patents owned, co-owned or controlled by Seller or its Subsidiaries that are [**] to Develop or Commercialize the Compound or Product in the Territory.
(c)    All Contracts relating to Seller’s or its Subsidiaries’ rights in the Territory Product Patents have been provided to Buyer prior to the date hereof. There have not been, nor are there, any Disputes relating to Seller’s or its Subsidiaries’ rights in the Territory Product Patents. [**], there have not been, nor are there, any Disputes relating to Licensee’s rights in the Territory Product Patents.
(d)    Neither Seller nor its Subsidiaries has received, and [**], Licensee has not received, any opinion of counsel that any of the World-Wide Product Patents is invalid or unenforceable. Except as set forth on Schedule 3.15(d), neither Seller nor its Subsidiaries has received, and [**], Licensee has not received, any notice of any claim by any Third Party challenging the validity, inventorship, ownership or enforceability of any of the World-Wide Product Patents.
(e)    There is at least one valid claim in each of the issued Territory Product Patents that would be infringed by Licensee’s Exploitation of the Product in the corresponding country in the Territory but for Licensee’s license under the License Agreement to such Territory Product Patents.
(f)    Except as set forth on Schedule 3.15(f), there are no current proceedings, and [**] there are no threatened proceedings, before a Governmental Authority that could (i) impact the validity or enforceability of any of the claims of the World-Wide Product Patents, or (ii) otherwise impact whether any claim within the World-Wide Product Patents is a valid claim.
(g)    The term for which consideration is to be paid pursuant to Section 8.04(b) of the License Agreement shall expire, on a country-by-country basis, no earlier than the latest scheduled expiration date for each respective country identified on Schedule 3.15(a)(i).
(h)    [**], each of the Territory Product Patents correctly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Territory Product Patent was issued or is pending. [**], there is not any Person who is or claims to be an inventor of any of the Territory Product Patents who is not a named inventor thereof. Seller and its Subsidiaries have not, and to [**], Licensee has not, received any notice from any Person who is or claims to be an inventor of any of the Territory Product Patents who is not a named inventor thereof.
(i)    [**], each Person who has or has had any rights in or to the Territory Product Patents, including each inventor named on the Territory Product Patents, has executed a Contract assigning his, her or its entire right, title and interest in and to such Territory Product Patents and the inventions embodied, described or claimed therein, to the owner thereof and each such Contract has been duly recorded at the United States Patent Office and at the applicable Patent Office where such recordation is required.
(j)    [**], there are no unpaid maintenance fees, annuities or other like payments with respect to the Territory Product Patents.

(k)    [**], no issued Territory Product Patent has lapsed, expired or otherwise been terminated. [**], no Territory Product Patent applications have lapsed, expired, been abandoned or otherwise been terminated, other than by operation of law.
(l)    [**], none of the conception, development and reduction to practice of the inventions claimed in the Territory Product Patents has constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party.
(m)    Seller and its Subsidiaries have not, and [**], Licensee has not, filed any disclaimer, other than a terminal disclaimer, or made or permitted any other voluntary reduction in the scope of any Territory Product Patents.
(n)    Seller and its Subsidiaries have not, and [**], no other Person has, undertaken or omitted to undertake any acts, and to the Knowledge of the Seller no circumstances or grounds exist, that would void, invalidate, reduce or eliminate, in whole or in part, the enforceability or scope of any of the Territory Product Patents.
(o)    Except as set forth on Schedule 3.15(o), there have not been nor are there any pending Disputes or like procedures involving any of the World-Wide Product Patents. Except as set forth on Schedule 3.15(o), [**], there are not any threatened Disputes or like procedures involving any of the World-Wide Product Patents.
(p)    [**], no Third Party Patent Right has been, or is, or will be, infringed by Licensee’s Exploitation of the Product. [**], there are no patent rights that Licensee does not have the right to use that would limit or prohibit [**] Licensee’s Exploitation of the Product. [**], neither the Seller nor Licensee has received any notice of any claim by any Third Party asserting that Licensee’s Exploitation of the Product infringes such Third Party’s Patent Rights. There are no Third Party Patent Rights that, [**] by Licensee’s Exploitation of the Product.
(q)    [**], there are no pending, published patent applications owned by any Third Party, which Licensee does not have the right to use, which if issued, would limit or prohibit [**] Licensee’s Exploitation of the Product.
(r)    [**], no Third Party is infringing any of the issued Territory Product Patents. Seller has not, and [**], Licensee has not, put any Third Party on notice of any of the issued Territory Product Patents.
(s)    Except as set forth on Schedule 3.15(s), there is no pending, decided or settled Dispute, including, without limitation, any International Trade Commission investigation, and, [**], no such Dispute has been threatened, in each case, challenging the legality, validity, enforceability, scope inventorship or ownership of any World-Wide Product Patents, or adjudicating whether any World-Wide Product Patents is or would be infringed by the Exploitation of a product by a

Third Party or which would give rise to a credit or right of set off against the Royalty Interest.
(t)    Except as set forth on Schedule 3.15(t), [**], there are no Disputes between Licensee and a Third Party relating to Licensee’s Exploitation of the Product. Seller has not received notice of any such Dispute, and [**], there exists no circumstances or grounds upon which any such claims could be [**] asserted. [**], the Territory Product Patents are not subject to any outstanding injunction, judgment or other decree, ruling, charge settlement or other disposition of any Dispute.
(u)    [**], each individual associated with the filing and prosecution of the Territory Product Patents has complied [**] with all applicable duties of candor and good faith in dealing with any Patent Office, including the duty to disclose to any applicable Patent Office all information known to be [**] where such duty to disclose is required.
(v)    No issues, validity concerns, or prior art have been raised in connection with the ex-JP Product Patents which, if raised in connection with the Japan Territory Product Patents, [**] to impact the validity of any claims in the issued Japan Territory Product Patents where such claims specifically recite vadadustat.
(w)    No issues, validity concerns, or prior art have been raised in connection with the ex-Territory Product Patents which, if raised in connection with the Territory Product Patents, [**] to impact the validity of any claims in the issued Territory Product Patents where such claims specifically recite vadadustat.
Section 3.16.    Compliance.
[**], all applications, submissions, information and data related to the Product submitted or utilized as the basis for any request to any Regulatory Authority by or on behalf of Licensee relating to the Product were [**] as of the date of such submission or request, and any [**] updates, changes, corrections or modifications to such applications, submissions, information or data required under applicable Law were submitted to the necessary Regulatory Authorities, or were corrected by subsequent submission to the applicable Regulatory Authority. [**], Licensee has not committed any act, made any statement or failed to make any statement that would [**] any Governmental Authority to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” or similar policies set forth in any applicable Laws.
Section 3.17.    Exploitation; Material Information.
(a)    [**] Licensee is neither (i) considering terminating the Exploitation of the Product, nor (ii) considering manufacturing, selling, offering for sale (including marketing and promotion), importation, distribution or other commercialization of a Competitive Product.

(b)    [**] Licensee is neither contemplating nor planning to commence any case, proceeding or other action relating to Licensee’s bankruptcy, insolvency, liquidation or dissolution or reorganization by any of the foregoing means.
Section 3.18.    Taxes.
No deduction or withholding for or on account of any tax has been made, or was required to have been made, from any payment to Seller under the License Agreement and, other than with respect to Japanese tax withholding, the Seller was not required to claim any treaty benefits in order to avoid such withholding.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller that the following representations are true and complete as of the date of this Agreement:
Section 4.01.    Organization.
Buyer is a limited partnership formed and validly existing under the laws of the State of Delaware, and has all limited partnership powers and all licenses, authorizations, consents and approvals required to carry on its business as now conducted and as proposed to be conducted in connection with the transactions contemplated by the Transaction Documents.
Section 4.02.    Authorization.
Buyer has all necessary limited partnership power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. Once signed, the Transaction Documents will have been duly authorized, executed and delivered by Buyer and each Transaction Document will then constitute the valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles.
Section 4.03.    Broker’s Fees.
None of Buyer or its Affiliates has taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by the Transaction Documents.
Section 4.04.    Conflicts.
Neither the execution and delivery of this Agreement or any other Transaction Document nor the performance or consummation of the transactions contemplated hereby or thereby will:

(i) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, [**] any provisions of: (A) any Law, or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which Buyer or any of its assets or properties may be subject or bound; or (B) any contract, agreement, commitment or instrument to which Buyer is a party or by which Buyer or any of its assets or properties is bound or committed; (ii) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, any provisions of the organizational or constitutional documents of Buyer; or (iii) require any notification to, filing with, or consent of, any Person or Governmental Authority.
ARTICLE V

COVENANTS
During the term of this Agreement, the following covenants shall apply:
Section 5.01.    Consents and Waivers.
Seller and Buyer shall [**] to obtain and maintain any required consents, acknowledgements, certificates or waivers so that the transactions contemplated by this Agreement or any other Transaction Document may be consummated and shall not result in any default or breach or termination of the License Agreement.
Section 5.02.    Compliance.
(a)    The Seller shall comply with and fulfill, [**] all of Seller’s obligations under the License Agreement and the Supply Agreement.
(b)    In the event the License Agreement is terminated for any reason whatsoever prior to its expiration pursuant to Section 14.01 of the License Agreement, Seller shall [**] to locate and secure a replacement licensee to Develop and Commercialize the Product in the Territory; provided that [**] (the “New Arrangement”), and Seller agrees [**] (such New Arrangement shall, for purposes of the assignment of the Purchased Assets hereunder, be deemed to constitute the “License Agreement” hereunder and shall be subject to the terms and conditions hereof and of the other Transaction Documents) and [**]. If Seller is not able to enter into a New Arrangement pursuant to the terms of this Section 5.02(b), [**], then Seller or its Affiliates shall [**]. The Parties will work together in good faith, if necessary, to amend this Agreement and the Transaction Documents, as appropriate, in order to address [**] in a New Arrangement entered into pursuant to this Section 5.02(b) or to address [**], as applicable. Without limiting the foregoing, if the License Agreement is terminated and Seller or its Affiliates [**] shall be treated as “Net Sales” subject to the same royalty rate set forth in Section 8.04 of the License Agreement, and the product of such net sales times such royalty rate shall be Royalties hereunder.

Section 5.03.    Confidentiality; Public Announcement; SEC Filings.
(a)    Except as expressly authorized in this Agreement or the other Transaction Documents or except with the prior written consent of the Disclosing Party, the Receiving Party hereby agrees that (i) it will use the Confidential Information of the Disclosing Party solely for the purpose of the transactions contemplated by this Agreement and the other Transaction Documents and exercising its rights and remedies and performing its obligations hereunder and thereunder; (ii) it will keep confidential the Confidential Information of the Disclosing Party; and (iii) it will not furnish or disclose to any Person any Confidential Information of the Disclosing Party.
(b)    Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document, the Receiving Party may, without the consent of the Disclosing Party, but with prior written notice to the Disclosing Party, furnish or disclose Confidential Information of the Disclosing Party to (i) the Receiving Party’s Affiliates and their respective Representatives, [**] or in exercising its rights and remedies and performing its obligations hereunder and thereunder and who are, prior to such furnishing or disclosure, informed of the confidentiality and non-use obligations contained in this Section 5.03 and who are bound by written or professional confidentiality and non-use obligations no less stringent than those contained in this Section 5.03; and (ii) permitted assignees, transferees or successors-in-interest under Section 8.03, in each such case, who need to know such information in connection with such actual or potential assignment, sale or transfer, including, following any such assignment, sale or transfer, in order to exercise their rights and remedies and perform their obligations under this Agreement and the other Transaction Documents and who are, prior to such furnishing or disclosure, informed of the confidentiality and non-use obligations contained in this Section 5.03 and who are bound by written or professional confidentiality and non-use obligations no less stringent than those contained in this Section 5.03. Each Party hereby acknowledges that the United States federal and state securities laws prohibit any Person that has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.
(c)    In the event that the Receiving Party, its Affiliates or any of their respective Representatives is required by applicable Law, applicable stock exchange rules or legal or judicial process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to furnish or disclose any portion of the Confidential Information of the Disclosing Party, the Receiving Party shall, to the extent legally permitted, provide the Disclosing Party, as promptly as practicable, with written notice of the existence of, and terms and circumstances relating to, such requirement, so that the Disclosing

Party may seek, at its expense, a protective order or other appropriate remedy (and, if the Disclosing Party seeks such an order, the Receiving Party, such Affiliates or such Representatives, as the case may be, shall provide, at their expense, such cooperation as such Disclosing Party shall reasonably require). Subject to the foregoing, the Receiving Party, such Affiliates or such Representatives, as the case may be, may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that is legally required to be disclosed; provided, however, that the Receiving Party, such Affiliates or such Representatives, as the case may be, shall exercise [**] efforts (at their expense) to preserve the confidentiality of the Confidential Information of the Disclosing Party, including by obtaining reliable assurance that confidential treatment will be accorded any such Confidential Information disclosed. Notwithstanding anything to the contrary contained in this Agreement or any of the other Transaction Documents, in the event that the Receiving Party or any of its Affiliates receives a request from an authorized representative of a U.S. or foreign tax authority for a copy of this Agreement or any of the other Transaction Documents, the Receiving Party or such Affiliate, as the case may be, may provide a copy hereof or thereof to such tax authority representative without advance notice to, or the consent of, the Disclosing Party; provided, however, that the Receiving Party shall, to the extent legally permitted, provide the Disclosing Party with written notice of such disclosure as soon as practicable. Notwithstanding the above, the Parties acknowledge and agree that this Agreement is a material contract of Seller that will be required to be disclosed to the Securities and Exchange Commission pursuant to the Exchange Act. Seller will be permitted to file this Agreement with the Securities and Exchange Commission in its entirety or with confidential treatment of certain terms and conditions of this Agreement, [**].
(d)    Notwithstanding anything to the contrary contained in this Agreement or any of the other Transaction Documents, the Receiving Party may disclose the Confidential Information of the Disclosing Party, including this Agreement, the other Transaction Documents and the terms and conditions hereof and thereof, to the extent necessary in connection with the enforcement of its rights and remedies hereunder or thereunder or as required to perfect the Receiving Party’s rights hereunder or thereunder; provided that, the Receiving Party shall only disclose that portion of the Confidential Information that its counsel advises that it is legally required to disclose and will exercise [**] to ensure that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed, including requesting confidential treatment of information in the Transaction Documents. In any event, Receiving Party will not oppose action by Disclosing Party to obtain an appropriate protective order or other reliable assurance, at its own expense, that confidential treatment will be accorded the Confidential Information in the event that confidential treatment cannot be obtained by the Receiving Party.

(e)    Neither Party shall, and each Party shall cause its Affiliates not to [**] issue any press release or make any other public disclosure with respect to the transactions contemplated by this Agreement or any other Transaction Document, except if and to the extent that any such release or disclosure is required by applicable Law, by the rules and regulations of any applicable stock exchange or by any Governmental Authority of competent jurisdiction, in which case, the Party proposing (or whose Affiliate proposes) to issue such press release or make such public disclosure shall [**] with the other Party regarding the form and content thereof before issuing such press release or making such public announcement; provided, that no such consent shall be required for any press release mutually agreed between the Parties, to be released promptly following the Closing Date, announcing the closing of the transactions contemplated by this Agreement.
(f)    Except with respect to the Buyer’s internal communications or private communications with its Representatives, the Buyer shall not, and shall cause its Representatives, its Affiliates and its Affiliates’ Representatives not to make use of the name, nickname, trademark, logo, service mark, trade dress or other name, term, mark or symbol identifying or associated with the Seller [**]; provided that, the consent of the Seller shall not be required with respect to publication of the Seller’s name and logos in the Buyer’s promotional materials, including without limitation the websites for the Buyer and its Affiliates, if such publication is made in accordance with the format set forth on Schedule 5.03(f) and the Buyer does not make any such publication until after the Seller files this Agreement in compliance with United States securities laws.
(g)    Each of Seller and Buyer hereby (i) agree that, notwithstanding the terms thereof, the Confidentiality Agreement is hereby terminated and (ii) acknowledge that this Agreement shall supersede such Confidentiality Agreement with respect to the treatment of Confidential Information by the Parties (including, without limitation, with regard to Confidential Information previously provided pursuant to such Confidentiality Agreement).
(h)    Buyer further agrees to (a) comply with the terms of [**] and (b) not to disclose [**] who are not bound by written obligations of nondisclosure and non-use no less stringent than those set forth [**] and to whom such disclosure is not necessary in connection with this Agreement.
Section 5.04.    Further Assurances.
(a)    Subject to the terms and conditions of this Agreement, each of Buyer and Seller will [**] to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Laws to consummate the transactions contemplated by this Agreement and any other Transaction Document. Buyer and Seller agree to execute and deliver such other documents, certificates, agreements and other writings (including any financing statement filings, other documents, certificates or agreements requested by Buyer) and to take such other actions as may be [**] all of the provisions of this Agreement and any other Transaction Document, to consummate the transactions contemplated by this Agreement and any other Transaction Document and to vest in Buyer all of Seller’s rights and obligations (whether joint, several or joint and several) to the Purchased Assets, free and clear of all Liens except any Permitted Liens or Liens created in favor of Buyer.
(b)    Except for Disputes between the Parties, each of Buyer and Seller shall cooperate and provide assistance as [**] by the other Party (and at no expense to the requesting Party unless the requesting Party is obligated to indemnify the other Party pursuant to the requesting Party’s indemnification obligations provided for in this Agreement) in connection with any litigation, arbitration or other proceeding (whether threatened, existing, initiated, or contemplated prior to, on or after the date hereof) to which any Party or any of its officers, directors, shareholders, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interests, in each case relating to this Agreement or any other Transaction Document, and the Purchased Assets, the License Agreement, or the transactions described herein or therein, and, without limiting the generality of the preceding provision, shall provide [**] to the other Party copies of all correspondence, reports, notices or other information sent by or on behalf of such Party to, or received by or on behalf of such Party from, Licensee, in any case relating to the License Agreement; it being understood that a Party’s failure to provide such information shall not limit any otherwise applicable indemnification obligations under this Agreement of the other Party other than to the extent of any final non-appealable order of a court of competent jurisdiction finding that a Loss was incurred by such other Party as a result of such failure to provide such information. In particular, with respect to the immediately preceding sentence, the Seller shall, upon request of Buyer, be available and [**] with and support Buyer in connection with the License Agreement and its performance, [**] and, unless otherwise set forth in this Agreement.
(c)    Seller and its Subsidiaries shall obtain Buyer’s prior written consent prior to delivering any notice or correspondence to Licensee [**] under the License Agreement.
Section 5.05.    Notice by Seller.
Seller shall provide Buyer with written notice [**] of any of the following:
(a)    any Event of Default;
(b)    the occurrence of an Insolvency Event [**];

(c)    any [**] of any representation, warranty or covenant by Licensee or its Subsidiaries or Seller or its Subsidiaries under the License Agreement or the Supply Agreement;
(d)    that Seller shall be [**] of a Supply Agreement Forecast [**] or that Seller shall be [**] of a Supply Agreement Forecast [**];
(e)    any written notice, report or other communication, together with copies of the same, received from or on behalf of the Licensee with respect to the License Agreement, the Supply Agreement, the Royalty Interest, the Patent Rights, or any of the Purchased Assets, in each case, to the extent regarding matters affecting the Purchased Assets or that [**];
(f)    any written notice, report or other communication, together with copies of the same, sent to the Licensee by or on behalf of Seller with respect to the License Agreement, the Supply Agreement, the Royalty Interest, the Patent Rights, or any of the Purchased Assets, in each case, to the extent regarding matters affecting the Purchased Assets or that [**]; and
(g)    any change in, or amendment or alteration of, Seller’s (a) legal name, (b) form or type of organization, or (c) jurisdiction of organization.
Section 5.06.    World-Wide Product Patents.
(a)    Seller shall [**], take any and all [**] (A) [**] (B) [**] Seller shall [**]. Seller shall [**].
(b)    Without limiting Seller’s obligations under Section 5.06(a), Seller shall [**] provide to Buyer (i) [**] by Buyer regarding ongoing prosecution, maintenance, defense and enforcement matters for the Territory Product Patents, and (ii) any information of which Seller becomes aware [**] the prosecution, maintenance, defense or enforcement of the Territory Product Patents. To the extent that Seller receives any [**] the prosecution, maintenance, defense or enforcement of the Territory Product Patents, Seller will provide such correspondence to Buyer and[**] such correspondence with Seller.
(c)    In furtherance of Section 5.06(b), in the event of defense or enforcement of the Territory Product Patents, Seller shall provide [**]; provided that, notwithstanding anything to the contrary contained herein, this provision [**].
(d)    In the event that Seller becomes aware that the Use of the Territory Product Patents infringes or violates any Third Party intellectual property then, pursuant to the terms of the License Agreement, Seller shall [**].
(e)    Without limiting Seller’s obligations under Section 5.06(d), in the event that Seller becomes aware of any Third Party Claim, whether actual or threatened,

alleging that the manufacture, Commercialization or other Exploitation of the Product may infringe or misappropriate intellectual property of a Third Party[**].
(f)    Without limiting Seller’s obligations under Section 5.06(b) and Section 5.06(c), in the event Seller becomes aware that any Third Party has [**].
Section 5.07.    Negative Covenants.
Seller shall not, nor shall it permit any of its Subsidiaries to [**]:
(a)    except as set forth in [**] to the Royalty Interest or the Royalty Interest Payments;
(b)    create, incur, assume or suffer to exist any Lien, upon or with respect to the Royalty Interest, the Licensee Agreement, the Territory Product Patents, the right to receive Royalty Interest Payments or the Collateral, or agree to do or suffer to exist any of the foregoing, except for any Permitted Liens and any Lien or agreements in favor of Buyer granted under or pursuant to this Agreement and the other Transaction Documents;
(c)    [**] the Royalty Interest or other Purchased Assets;
(d)    [**] to the Royalty Interest or other Purchased Assets in any manner that would (i) [**] or (ii) [**] under the License Agreement;
(e)    [**] any provision of the License Agreement, the Supply Agreement, or [**], or agree to do any of the foregoing;
(f)    [**] the License Agreement or any provision thereof or right thereunder other than pursuant to Section 8.03;
(g)    [**] the Territory Product Patents other than pursuant to Section 8.03; or
(h)    [**] with the Product during the term of this Agreement in the Territory.
Section 5.08.    Future Agreements.
Seller shall not enter into, nor shall it permit any of its Subsidiaries to enter into, any agreement that would [**].
Section 5.09.    Records; Access.
(a)    During the term of this Agreement and for a period of [**] thereafter, Seller shall keep and maintain proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of applicable Law are made of all dealings and transactions as are adequate to correctly calculate and verify the accuracy of all reports and all Royalty Interest Payments.

(b)    During the term of this Agreement:
(i)    Buyer and its representatives shall have the right, from time to time during normal business hours and upon at least [**] Days’ prior written notice to Seller, but no more frequently than [**] to visit the offices and properties of Seller and the Subsidiaries where books and records relating or pertaining to the Royalty Interest Payments, the Royalty Interest and the Purchased Assets are kept and maintained, to inspect and [**] and to verifying the accuracy of the reports and the Royalty Interest Payments. In the event any inspection of such books and records reveals any underpayment of any Royalty Interest Payment in respect of any calendar quarter, Seller shall pay promptly (but in any event within [**] thereafter) to Buyer (x) the amount of such underpayment; and (y) if such underpayment exceeds [**] of the Royalty Interest Payment that was required to be made in respect of such calendar quarter [**].
(ii)    All information furnished or disclosed to Buyer or any of its representatives in connection with any inspection shall constitute Confidential Information of Seller and shall be subject to the provisions of Section 5.03.
(iii)    Subject to Section 5.03(h), Seller shall deliver to Buyer such information and data relating or pertaining to the Royalty Interest Payments, the Royalty Interest or the Purchased Assets as Buyer shall [**].
(c)    Seller shall on, on at least a [**] basis, or more frequently if requested in writing by Buyer (such notice to be given at least [**] in advance), cause such of the executive officers and employees of Seller as shall be [**] Buyer in such notice to meet (virtually or in person), or, at Buyer’s option, to participate in a conference call with, Buyer for the purpose of discussing [**].
Section 5.10.    Regulatory Approvals.
Seller shall, to the extent permitted under the License Agreement, [**]. To the extent permitted under the License Agreement, Seller [**]. Notwithstanding the foregoing in this Section 5.10, Seller shall not consent to [**].

Section 5.11.    Misdirected Payments.
(a)    Notwithstanding the terms of the Licensee Instruction [**] commencing on the Closing Date and at all times thereafter, if any portion of the Royalty Interest (other than the 85% of the Annual Excess properly delivered from [**] and to which the Seller is entitled) up to the Cap Amount is paid to the Seller (after giving effect to the adjustments set forth in Section 2.02(c) and Section 2.02(d), including any payments remitted by the Buyer to the Seller and any amount received by the Seller [**]) plus [**]) incurred in enforcing Buyer’s rights under this Agreement, any Transaction Document or the License Agreement, which are not otherwise reimbursed hereunder), then [**] The Seller shall notify the Buyer of such wire transfer and provide [**] regarding the Royalty Interest Payment so received by the Seller.
(b)    If the Licensee exercises any set-off or deduction against any payment of the Royalty Interests, in addition to Seller’s obligations set forth in Section 2.02(c) [**] following payment of the Royalty Interest reduced by such set-off or deduction, make [**] such Royalty Interest Payment that would have been payable to the Buyer [**]. After the Seller [**] sentence of this Section 5.11(b), the Seller shall be entitled to, and the Buyer shall not be entitled to[**].
(c)    All remittances pursuant to this Section 5.11 shall be made [**] by wire transfer of immediately available funds to such account as the Buyer designates in writing.
(d)    Any amounts payable by Seller under this Section 5.11 shall bear interest, to the extent not paid within [**] therefore by Buyer at a per annum rate equal to [**].
Section 5.12.    Licensee Instruction.
During the term of this Agreement, other than the Licensee Instruction, Seller shall not, [**] deliver any written instructions to Licensee [**] the Royalty Interests.
Section 5.13.    Seller’s [**] and Judgment.
It is understood and agreed that, in determining whether Seller’s efforts or judgments are [**] with respect to any covenant that specifically references such term in this Agreement, Seller shall be deemed [**] if Seller would [**] to act in the same manner [**].
Section 5.14.    Royalty Reports; Notices and Communications from Licensee.
(a)    Seller shall [**] following the receipt by the Seller from the Licensee of a Royalty Report furnish a copy of the same to the Buyer. Except for [**] notices and correspondence required to be given or made by the Seller (i) under the License Agreement or (ii) by applicable Law, the Seller shall [**] notice or correspondence to the Licensee relating to, affecting or involving, the Purchased Assets that would [**] of Buyer. Without limiting the foregoing, the Seller shall, [**] following the delivery thereof by the Seller to the Licensee, [**] relating to, affecting or involving the Purchased Assets or that would [**]. Without limiting the foregoing, the Seller shall [**] following the delivery thereof by the Seller to the Licensee, furnish a copy of correspondence sent by the Seller to the Licensee that would [**].
(b)    Seller shall [**] deliver (i) notices received by Seller from Licensee; and (ii) [**] Seller to Licensee, in each case regarding the achievement of Milestones[**].

Section 5.15.    Maintenance of License Agreement and Supply Agreement.
Within [**], Licensee’s (A) [**] the License Agreement or Supply Agreement, in each case in whole or in part or (B) allegation of a [**] under the License Agreement or Supply Agreement by Seller, the Seller shall give [**] to the Buyer. Such [**] shall (x) describe in [**], (y) include a copy of [**], and (z) in the case of any [**] in each case of (x), (y) and (z), [**] by it under the License Agreement or Supply Agreement, as applicable, and, in any case, shall give [**] under the License Agreement or the Supply Agreement.
Section 5.16.    Enforcement of License Agreement and Supply Agreement.
Seller will comply with the enforcement provisions set forth in Schedule 5.16.
Section 5.17.    Audits.
(a)    The Seller and the Buyer shall [**] manner and conduct of any review or audit of the Licensee’s books and records pursuant to Section 8.06 of the License Agreement. For the avoidance of doubt, the Seller shall [**].
(b)    Following consultation in accordance with Section 5.17(a), [**] the Seller shall to the extent permitted by Section 8.06 of the License Agreement, provide [**]. All of the expenses of any inspection or audit requested by Buyer, including such fees and expenses of any public accounting firm engaged by Seller (and [**] Buyer) in connection with such an inspection or audit shall be [**]. Seller will [**] in connection with such an inspection or audit. If, following the completion of such inspection or audit, [**] of the Royalty Interests, then the Buyer shall [**] Licensee on behalf of Seller, for the portion of such [**], and shall [**] after making such payment provide documentation satisfactory to the Seller evidencing that such payment was made. If, following the completion of such inspection or audit, Licensee is required to pay amounts [**].
Section 5.18.    Post-Closing Obligations.
(a)    Notwithstanding any provision herein or in any other Transaction Document, Seller shall deliver to Buyer (or its designated agent), [**] provided that Buyer may extend such period at its sole discretion.
(b)    Notwithstanding any provision herein or in any other Transaction Document, as soon as practicable (but in any event no later than [**]), the Seller shall deliver to Licensee a duly executed copy of the Licensee Instruction. Within [**] thereafter, Seller shall deliver to Buyer evidence [**] Licensee of the Licensee Instruction.

ARTICLE VI

THE CLOSING; CONDITIONS TO CLOSING
Section 6.01.    Closing.
(a)    Subject to the closing conditions set forth in Section 6.02, and unless otherwise mutually agreed by the Parties, the closing of the transactions contemplated under this Agreement (the “Closing”) shall take place remotely via electronic delivery of the executed Transaction Documents (except [**]) and other deliverables, on the Closing Date.
(b)    As soon as practicable (but in any event no later than one (1) Business Day after the Closing Date) Seller shall deliver to Buyer a receipt (which may be confirmation by electronic mail) for payment of the amount set forth in Section 2.03.
Section 6.02.    Conditions Applicable to Buyer.
The obligations of Buyer to effect the Closing and pay the Closing Amount pursuant to Section 2.03 hereof, shall be subject to the satisfaction of the following conditions, as of the Closing Date, any of which may be waived in writing by Buyer in its sole discretion:
(a)    All notices to, consents, approvals, authorizations and waivers from Third Parties and Governmental Authorities that are required for the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents shall have been obtained or provided for and shall remain in effect, in form and substance [**] to Buyer.
(b)    All of the Transaction Documents (including without limitation, the Assignment, but excluding [**]) shall have been executed and delivered by Seller to Buyer, and Buyer shall have received the same.
(c)    Buyer shall have received an opinion of counsel to Seller from Seller’s transactional counsel, in form and substance [**] to Buyer.
ARTICLE VII

TERMINATION
Section 7.01.    Termination.
This Agreement shall terminate (such date, the “Termination Date”) on the earlier of the date on which Buyer has received (i) the last payment with respect to the Purchased Assets or (ii) payment by Seller of an amount equal to the Cap Amount minus the aggregate amount of all Royalty Interest Payments actually received by Buyer from [**] or otherwise (after giving effect to the adjustments set forth in Section 2.02(c) and

Section 2.02(d), including any payments remitted by the Buyer to the Seller and any amount received by the Seller from [**]) plus any of Buyer’s [**] incurred in enforcing Buyer’s rights under this Agreement, any Transaction Document or the License Agreement, which are not otherwise reimbursed hereunder, in each case, at which time this Agreement shall automatically terminate. For the avoidance of doubt, for purposes of the Cap Amount, the Buyer shall be treated as receiving the gross amount of Royalty Interest Payments paid to the Buyer under this Agreement, provided that if any Indemnified Taxes are (i) withheld from payments to the Buyer or (ii) payable directly by the Buyer to the relevant Governmental Authority, in each case in respect of such Royalty Interest Payments (or Additional Amounts payable to the Buyer in respect of such Royalty Interest Payments under Section 8.05(e)), then the amount treated as received by the Buyer for this purpose shall include all Additional Amounts payable to the Buyer in respect of such Royalty Interest Payments and shall be reduced by all such Indemnified Taxes withheld from payments to the Buyer or payable directly by the Buyer in respect of such Royalty Interest Payments or related Additional Amounts.
Section 7.02.    Effects of Termination.
(a)    The termination of this Agreement shall not release either Party of any obligation or liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination.
(b)    Notwithstanding anything herein to the contrary, the termination of this Agreement shall be without prejudice to other remedies such Party may have at Law or in equity (including any enforcement of its rights under any of the Transaction Documents).
(c)    ARTICLE I (Definitions) and Section 2.04 (No Assumption), Section 5.03 (Confidentiality; Public Announcement), Section 5.04(b) (Further Assurance) and Section 5.09(a) (Records), Section 5.17 (Audits), this Section 7.02 (Effects of Termination) and ARTICLE VIII (Miscellaneous) shall survive the termination of this Agreement. Except as otherwise provided in this Section 7.02 (Effects of Termination), all rights and obligations of the Parties under this Agreement shall terminate upon termination of this Agreement.
ARTICLE VIII

MISCELLANEOUS
Section 8.01.    Survival.
Each representation and warranty of the Parties contained in the Transaction Documents will survive the Closing and continue in full force and effect, in each case, only as of the date such representation and warranty is made, until the Termination Date. Notwithstanding anything in this Agreement or implied by Law to the contrary, each covenant and obligation in the Transaction Documents or in any certificate delivered pursuant to the Transaction Documents will survive the Closing and continue in full force and effect until the Termination Date, subject to Section 7.02(c). Unless expressly waived pursuant to any Transaction Document, no representation, warranty, covenant, right or remedy available to any Person out of or in connection with any Transaction Document will be deemed waived by any action or inaction of that Person (including consummation of the Closing, any inspection or investigation, or the awareness of any fact or matter) at any time, whether before, on or after the Closing.
Section 8.02.    Notices.
All notices, consents, waivers and communications hereunder given by any Party to the other shall be in writing (including electronic mail) and delivered personally, by electronic mail, by a recognized overnight courier, or by dispatching the same by certified or registered mail, return receipt requested, with postage prepaid, in each case addressed:
If to Buyer to:
HealthCare Royalty Partners IV, L.P.
300 Atlantic Street, 6th Floor
Stamford, CT 06901
Attention: [**]
Email:    [**]

with a courtesy copy to (which shall not constitute notice):
HealthCare Royalty Partners IV, L.P.
300 Atlantic Street, 6th Floor
Stamford, CT 06901
Attention: [**]
Email:    [**]

and

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
Attention: [**]
Email: [**]

If to Seller to:
Akebia Therapeutics, Inc.
245 First Street
Cambridge, MA 02142
Attention: [**]
Telephone: [**]
Email: [**]

with a courtesy copy to (which shall not constitute notice):
Akebia Therapeutics, Inc.
245 First Street
Cambridge, MA 02142
Attention: [**]
Telephone: [**]
Email: [**]

and

Latham & Watkins LLP
505 Montgomery Street, Suite 2000
San Francisco, CA 94111-6538
Attention: [**]
Telephone: [**]
Email: [**]

or to such other address or addresses as Buyer or Seller may from time to time designate by notice as provided herein, except that notices of changes of address shall be effective only upon receipt. All such notices, consents, waivers and communications shall: (a) when posted by certified or registered mail, postage prepaid, return receipt requested, be effective five (5) Business Days after dispatch, (b) when sent by electronic mail, be effective upon receipt by the transmitting party of confirmation of complete transmission or return email or “read” receipt from the recipient, (c) when delivered by an internationally recognized overnight courier, be effective upon delivery (such date being evidenced by the courier’s service records), or (d) when delivered in person, be effective upon delivery.
Section 8.03.    Successors and Assigns.
The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Seller shall not be entitled to assign any of its obligations or rights under the Transaction Documents without the prior written consent of Buyer; provided, however, [**] Buyer may assign without the consent of Seller any of its rights or obligations under the Transaction Documents without restriction; provided that, [**]. Any purported assignment in violation of this Section 8.03 shall be null and void.
Section 8.04.    Indemnification.
(a)    Seller hereby indemnifies and holds each Buyer Indemnified Party harmless from and against any and all Losses incurred or suffered by any Buyer Indemnified Party arising out of (i) any breach of any representation or warranty made by Seller in any of the Transaction Documents or in any certificate delivered pursuant to the Transaction Documents, (ii) any breach of or default under any covenant or agreement by Seller pursuant to any Transaction Document or the License Agreement or the Supply Agreement, including any failure by Seller to satisfy any of the Excluded Liabilities and Obligations, (iii) any product liability claims or claims of infringement or misappropriation of any intellectual property rights of any Third Parties in respect of the Product, (iv) any Event of Default or (v) any Excluded Liabilities and Obligations. Notwithstanding the foregoing, such indemnification by the Seller shall not apply with respect to any Losses to the extent resulting from the [**] of any Buyer Indemnified Party.
(b)    Buyer hereby indemnifies and holds each Seller Indemnified Party harmless from and against any and all Losses incurred or suffered by a Seller Indemnified Party arising out of (i) any breach of any representation or warranty made by Buyer in any of the Transaction Documents or in any certificate delivered pursuant to the Transaction Documents or (ii) any breach of or default under any covenant or agreement by Buyer pursuant to any Transaction Document. Notwithstanding the foregoing, such indemnification by the Buyer shall not apply with respect to any Losses to the extent resulting from the [**] of any Seller Indemnified Party.

(c)    If any a Claim shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to the preceding paragraphs, the indemnified party shall, promptly after receipt of notice of the commencement of any such Claim, notify the indemnifying party in writing of the commencement of such Claim, enclosing a copy of all papers served, if any; provided, that the omission to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under the foregoing provisions of this Section 8.04 unless, and only to the extent that, such omission results in the forfeiture of, or has a [**] on the exercise or prosecution of, substantive rights or defenses by the indemnifying party. In case any such Claim is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel [**] such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 8.04 for any [**] subsequently incurred by such indemnified party in connection with the defense thereof [**]. In any such proceeding, an indemnified party shall have the right to retain its own counsel, but [**] shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the indemnifying party has assumed the defense of such proceeding and has failed within a [**] to such indemnified party or has failed to diligently conduct the defense of such Claim, (iii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of such counsel; or (iv) the Claim relates to taxes or any criminal or regulatory enforcement Claim. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding; (ii) provides for the payment by the indemnifying party of money as sole relief for the claimant; and (iii) involves no finding or admission of any violation of Law or the rights of any Person and has no effect on any other claims that have been made against the indemnified person.
(d)    The only legal action that may be asserted by or on behalf of any Buyer Indemnified Party or Seller Indemnified Party with respect to any matter arising out of the transactions contemplated by this Agreement or the Transaction Documents shall be an action to enforce or to recover Losses as an indemnification claim pursuant to this Section 8.04. Without limiting the generality of the foregoing, no legal action based upon predecessor or successor liability, contribution, tort, strict liability or any statute, regulation or ordinance may be maintained by or on behalf of Buyer or any Buyer Indemnified Party or Seller or any Seller Indemnified Party, as applicable, with respect to any matter that is the subject of this Section 8.04. For the avoidance of doubt, any amounts payable by an indemnifying party under this Section 8.04 shall bear interest, payable by the indemnifying party, to the extent not paid within [**] of demand therefore by such indemnified party at a per annum rate equal to [**].
(e)    Losses shall be (i) calculated net of actual recoveries received by or on behalf of an indemnified party under insurance policies, risk sharing pools or similar arrangements (net of any actual collection costs and recoveries and deductibles) and (ii) reduced by any proceeds received from third parties, through indemnification, counterclaim or otherwise in compensation for the subject matter of an indemnification claim made hereunder. Notwithstanding the foregoing, any indemnified party may take any action against an indemnifying party to enforce or recover Losses pursuant to the indemnification obligations of the indemnifying party under this Section 8.04 without any requirement to take any action or exhaust any right or remedy against any other Person, provided that the indemnified party agrees that the indemnifying party shall then be subrogated to any and all other rights of the indemnified party to recovery to the extent of such indemnification paid by the indemnifying party (but excluding interest amounts and gross-up or other payments in respect of taxes). If any proceeds, benefits or recoveries are received by or on behalf an indemnified party with respect to

Losses after an indemnifying party has made an indemnification payment to an indemnified party with respect thereto and receipt of such proceeds, benefits or recoveries prior to such payment would have reduced the amount of such indemnification payment if received prior to such payment, then such indemnified party shall hold such amounts in trust for the benefit of the indemnifying party and, within [**], deliver such amounts (net of any applicable withholding tax) to the indemnifying party by wire transfer of immediately available funds as directed by the indemnifying party.
(f)    Neither Party shall be obligated to indemnify the Seller Indemnified Parties or the Buyer Indemnified Parties, as applicable, with respect to any Losses as to which such Party is otherwise entitled to assert any claim for indemnification, pursuant to Section 8.04(a)(i) or Section 8.04(b)(i), as applicable, unless and until the aggregate amount of the Losses of the Seller Indemnified Parties or the Buyer Indemnified Parties in respect of Section 8.04(a)(i) or Section 8.04(b)(i), as applicable, exceed the Indemnity Threshold Amount; provided, however, that thereafter the indemnifying party shall indemnify the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, for all amounts including, for the avoidance of doubt, the Indemnity Threshold Amount; provided, further, that such foregoing limitation shall not apply to any Losses suffered by any indemnified party in connection with a Third Party Claim.
(g)    Notwithstanding anything in this Agreement to the contrary, the Seller shall not have any liability under Section 8.04(a) in excess of the Cap Amount minus Royalty Interest Payments already received by the Buyer; provided that such foregoing limitation shall not apply to any Losses suffered by any Buyer Indemnified Party in connection with a Third Party Claim (other than any Losses to the extent resulting from the [**] of any Buyer Indemnified Party). Notwithstanding anything in this Agreement to the contrary, the Buyer shall not have any liability under Section 8.04(b) in excess of the amount paid by the Buyer to the Seller pursuant to Section 2.03.
Section 8.05.    Independent Nature of Relationship; Taxes.
(a)    The relationship between Seller, on the one hand, and Buyer, on the other hand, is solely that of assignor and assignee, and neither Buyer, on the one hand, nor Seller, on the other hand, has any fiduciary or other special relationship with the other or any of their respective Affiliates. For the avoidance of doubt, nothing in this Agreement shall be read to create any agency, partnership, association or joint venture of Seller (or any of its Affiliates) and Buyer (or any of its Affiliates) and each Party agrees not to refer to the other as a “partner” or the relationship as a “partnership” or “joint venture” or other kind of entity or legal form.
(b)    Except as otherwise contemplated herein, no Party shall at any time obligate the other Party, or impose on such other Party any obligation, in any manner or respect to any Third Party.

(c)    Seller and Buyer shall treat the transactions contemplated by the Transaction Documents as a sale of the Purchased Assets for all purposes (other than financial accounting purposes), including United States federal, state and local tax purposes.
(d)    The Parties hereto agree not to take any position that is inconsistent with the provisions of this Section 8.05 on any tax return or in any audit or other administrative or judicial proceeding unless (i) the other Party to this Agreement has consented to such actions, or (ii) such inconsistent position is required by applicable Law. If a Governmental Authority conducts an inquiry of Seller or Buyer related to this Section 8.05, the Parties hereto shall cooperate with each other in responding to such inquiry [**] consistent with this Section 8.05.
(e)    The Parties shall [**] to ensure all payments to Buyer under this Agreement are made without any deduction or withholding for or on account of any tax, provided that if deduction or withholding is required from any payment under this Agreement, other than any deduction or withholding in respect of (i) any tax that would not have been imposed (or would have been imposed but at a lower rate) but for any connection of the Buyer with the jurisdiction of the applicable taxing authority (other than a connection arising solely from this Agreement or any transaction contemplated hereby); (ii) any tax that would not have been imposed (or would have been imposed but at a lower rate) but for any failure of the Buyer to provide any applicable documentation permitting such payments to be made without (or at a reduced rate of) withholding that is [**] the Seller and that the Buyer is legally eligible to provide and (iii) any U.S. federal withholding tax (such taxes described in clauses (i) through (iii), “Excluded Taxes,” and all such taxes other than Excluded Taxes, “Indemnified Taxes”), the sum payable shall be increased and paid by Seller or any of its Affiliates as necessary so that after all such deductions and withholdings have been made, Buyer receives an amount equal to the amount it would have received had no such deductions or withholding been made. Seller shall promptly notify Buyer in writing in the event that any deduction or withholding is effected or proposed by Seller or, to the Knowledge of Seller, any Governmental Authority, with respect to any such payments hereunder. On or prior to the Closing Date, Buyer shall deliver to Seller a duly executed Internal Revenue Service Form W-9.
(f)    The Parties shall treat any Sales Milestone Payments pursuant to Section 2.03(b) and any indemnification payments pursuant to Section 8.04 (except to the extent treated as imputed interest pursuant to Sections 483 or 1274 of the Internal Revenue Code of 1986, as amended or otherwise) as adjustments to the purchase price of the Purchased Assets for all tax purposes to the extent permitted by applicable Law.

Section 8.06.    Entire Agreement.
This Agreement, together with the Exhibits and Schedules hereto (which are incorporated herein by reference), and the other Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements (including the Confidentiality Agreement), understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof (other than Section 8.03 and Section 8.04), is intended to confer upon any Person other than the Parties any rights or remedies hereunder.
Section 8.07.    Amendments; No Waivers.
(a)    This Agreement or any term or provision hereof may not be amended, changed or modified except with the written consent of both Parties. No waiver of any right hereunder shall be effective unless such waiver is signed in writing by the Party against whom such waiver is sought to be enforced.
(b)    No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
(c)    No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.
Section 8.08.    Interpretation.
When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article, Section, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. Neither Party shall be or be deemed to be the drafter of this Agreement for the purposes of construing this Agreement against one Party or the other. The word “or” has the inclusive meaning represented by the phrase “or.” References to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented, in compliance with the terms thereunder. References to a Person are also to its permitted successors and assigns.
Section 8.09.    Headings and Captions.
The headings and captions in this Agreement are for convenience and reference purposes only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 8.10.    Counterparts; Effectiveness; Electronic Signatures.
This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. Any counterpart may be executed by facsimile, .pdf signature or other electronic signature and any such signature shall be deemed an original.
Section 8.11.    Severability.
If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nevertheless be given full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid or unenforceable. Upon such determination that a provision is invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 8.12.    Expenses.
Each party will pay all of its own fees and expenses in connection with entering into and consummating the transactions contemplated by this Agreement other than the [**] [**].
Section 8.13.    Governing Law; Jurisdiction.
(a)    This Agreement shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of New York, USA without giving effect to the principles of conflicts of law thereof (other than Section 5-1401 of the General Obligations Law of the State of New York). Each Party unconditionally and irrevocably consents to the exclusive jurisdiction of the courts of the State of New York, USA located in the County of New York and the Federal district court for the Southern District of New York located in the County of New York with respect to any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each Party hereby further irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of any Transaction Document.
(b)    Each Party hereby irrevocably consents to the service of process out of any of the courts referred to in Section 8.13(a) in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address set forth in this Agreement. Each Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any suit, action or proceeding commenced hereunder or under any other Transaction Document that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of a Party to serve process on the other Party in any other manner permitted by law.
Section 8.14.    Waiver of Jury Trial.
EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED UNDER ANY TRANSACTION DOCUMENT. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO ANY TRANSACTION DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO ANY TRANSACTION DOCUMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.14.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

SELLER:	Akebia Therapeutics, Inc. By: /s/ John P. Butler Name: John P. Butler Title: President and Chief Executive Officer
BUYER:	HealthCare Royalty Partners IV, L.P. By HealthCare Royalty GP IV, LLC, its general partner By: /s/ Clarke B. Futch Name: Clarke B. Futch Title: Managing Partner

Exhibit A
License Agreement

Incorporated by reference to Exhibit 10.43 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the Securities and Exchange Commission